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                                                                    EXHIBIT 23.5


                              MANNHEIMER SWARTLING




Stockholm, 20 August 2001


Dear Sirs,

PREEM HOLDINGS AB (PUBL) - REGISTRATION STATEMENT ON FORM F-4

We have acted as special counsel as to Swedish law to Preem Holdings AB
(publ) in connection with the exchange offer by the company of up to 305,000,000 aggregate principal amount of 105/8% Senior Secured Notes due 2011.

We hereby consent to the use of our name in the Prospectus forming a part of the Registration Statement under the caption "Business - Enforcement of Civil Liabilities" and "Legal Matters." In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended and the rules and regulations thereunder.


Yours faithfully,


MANNHEIMER SWARTLING ADVOKATBYRA


/s/ ANDRE ANDERSSON
-------------------
Andre Andersson
Partner